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                                                                    EXHIBIT 99-A

DRAFT ONLY--NOT FOR RELEASE

VERITAS DGC PRICES COMMON STOCK OFFERING

Oct. 5, 2000--Veritas DGC Inc. (NYSE:VTS)(TSE:VTS), a leading provider of integrated geophysical technologies to the petroleum industry worldwide, today announced the pricing of its previously announced underwritten public offering of 3,000,000 shares of its common stock at $27.75 per share. Veritas expects the issuance and delivery of the shares to occur on October 12, 2000.

The offering is led by Goldman, Sachs & Co. and co-managed by Dain Rauscher Wessels and Simmons & Company International.

The $78.7 million of estimated net proceeds from this offering are expected to be used for capital expenditures, investment in Veritas' multi-client data library, additional working capital and general corporate purposes, including potential acquisitions.

This release is not an offer to sell or a solicitation of an offer to buy any of these securities. The offering is being made only by means of a prospectus and appropriate prospectus supplement. A copy of the prospectus and prospectus supplement related to this offering may be obtained from the offices of Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are subject to known and unknown risks, uncertainties or other factors not under Veritas' control that may cause the actual results, performance or achievements of Veritas to be materially different from the results, performance or other expectations implied by these forward-looking statements. Some of these risks, uncertainties and other factors include those disclosed in Veritas' filings with the Securities and Exchange Commission.